EXHIBIT 99.1

Media Contact:                    Investor Relations Contacts:
Evelyn Mitchell                    List Underwood or Dana Nolan
Regions Financial Corporation            Regions Financial Corporation
205-264-4551                        205-581-7890

Regions Financial Corp. Announces CCAR Results and Proposed Dividend Increase
BIRMINGHAM, Ala. – March 11, 2015 – Today the Federal Reserve indicated to Regions Financial Corporation (NYSE:RF) that it does not object to the company’s capital plan and proposed capital actions for the second quarter of  2015 through the second quarter of 2016. The capital plan was submitted to the Federal Reserve as part of the Comprehensive Capital Analysis and Review (CCAR).
Actions that Regions may undertake as outlined in its capital plan include increasing the quarterly common dividend to $0.06 per share and the repurchase of up to $875 million in common shares. The capital plan also provides the potential for a subsequent dividend increase beginning in the second quarter of 2016, which is expected to be considered by the Regions Board of Directors in early 2016.

“The outcome of the capital plan review demonstrates the continued strength of our company and our commitment to both growing our business and increasing our capital return to shareholders,” said Grayson Hall, chairman, president and CEO.

Regions’ ongoing and robust capital planning process is designed to ensure the efficient use of capital while maintaining a long-term approach to capital allocation and distribution consistent with the company’s strategic priorities. These proposed capital actions are subject to approval by the Regions Board of Directors and consideration of other factors, including general market conditions.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $120 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,650 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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